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                                                                     Exhibit 5.1

                                December 7, 2001

PPL Energy Supply, LLC
Two North Ninth Street
Allentown, Pennsylvania 18101


Ladies and Gentlemen:

         I am Senior Counsel of PPL Services Corporation, an affiliate of PPL Energy Supply, LLC (the "Company"). I have acted as counsel to the Company with respect to the Registration Statement on Form S-4 to be filed by the Company on or about the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to (i) the registration of $500,000,000 in aggregate principal amount of the Company's Senior Notes, 6.40% Exchange Series A due 2011 (the "New Notes"), in connection with an offer by the Company to issue the New Notes in exchange for Senior Notes, 6.40% Series A due 2011, which are currently outstanding, all as described in the Registration Statement, and (ii) the qualification under the Trust Indenture Act of 1939, as amended, of the Company's Indenture, dated as of October 1, 2001 as heretofore supplemented (the "Indenture"), to the JPMorgan Chase Bank, as trustee ("Trustee"),under which the New Notes are to be issued.

         I have examined such corporate records, certificates and other documents and have reviewed such questions of law as I have considered necessary or appropriate for purposes of the opinions expressed below. Based on such examination and review, I advise you as follows:

         I am of the opinion that the New Notes, when issued and delivered by the Company and authenticated by the Trustee in accordance with the Indenture and as contemplated in the Registration Statement, will become legal, valid and binding obligations of the Company, enforceable in accordance with their terms, except to the extent limited by bankruptcy, insolvency, fraudulent conveyance, reorganization or moratorium laws or by other laws relating to or affecting the enforcement of creditors' rights and by general equity principles.

         I hereby consent to the use of this opinion as Exhibit 5.1 to said Registration Statement and to the use of my name in the Registration Statement and in the Prospectus constituting a part thereof.

         I am a member of the Pennsylvania Bar and do not hold myself out as an expert on the laws of any other state. As to all matters governed by the laws of the State of New York, I have relied upon the opinion of even date herewith of Thelen Reid & Priest LLP, counsel for the Company, which is being filed as
Exhibit 5.2 of the Registration Statement.

         Without my prior written consent, this opinion may not be furnished or quoted to, or relied upon by, any other person or entity for any purpose.


                                                  Very truly yours,

                                                  /s/ Michael A. McGrail
                                                  Michael A. McGrail